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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 2000, except as to the one-for-six reverse stock split described in Note 1, which is as of March 24, 2000 and the additional beneficial conversion feature dividend described in Note 8, which is as of April 3, 2000, relating to the consolidated financial statements of DrugAbuse Sciences, Inc. and its subsidiary (companies in the development stage), which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
April 5, 2000